EXHIBIT 16


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549-7561

Sirs/Madams:

We have read the statements made by Pocahontas Bancorp, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Rule 17a-5(f)(4). We agree with the statements concerning our Firm in such notification.

                                                     /s/ BKD, LLP



October 9, 2006